FOR IMMEDIATE RELEASE

The Oncology Institute Reports Second Quarter 2023 Financial Results and Reaffirms Full Year 2023 Guidance
CERRITOS, Calif., August 8, 2023 -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), one of the largest value-based community oncology groups in the United States, today reported financial results for its three and six months ended June 30, 2023 and reaffirmed its full year 2023 guidance.

Recent Operational Highlights:
•Completed the acquisition of Southland Radiation Oncology Network (“SRON”)
•Signed a new partnership with Massive Bio to further enhance randomization of trials
•Increased patient visits 14% compared to the prior year quarter
•Increased oral drugs dispensed 38% compared to the prior year quarter

Second Quarter 2023 Financial Highlights
•Consolidated revenue of $80 million, an increase of 32% compared to the prior year quarter
•Gross profit of $15 million, an increase of 36% compared to the prior year quarter, and gross margin of 18.8%, an increase from 18.3% the prior year quarter
•Net loss of $16.9 million compared to net loss of $5.5 million for the prior year quarter
•Basic and diluted (loss) earnings per share of $(0.19) and $(0.19), respectively, compared to $(0.06) and $(0.06), respectively, for the prior year quarter
•Adjusted EBITDA of $(6.9) million compared to $(6.9) million for the prior year quarter
•Cash, cash equivalents, and investments of $98 million as of June 30, 2023
Management Commentary
Daniel Virnich, CEO of TOI, commented, "I am very pleased with our strong performance in the second quarter of 2023, as we delivered 32% topline growth and expanded our gross margin. Fee-for-service and oral drug revenue performed better than we expected and organic growth was robust in both established and expansion markets. We formed two new strategic partnerships during the quarter and acquired SRON to expand our presence in the Greater Los Angeles market. As we look toward the balance of the year, we are reaffirming our 2023 guidance given the momentum in our business and our optimism that we can execute against our strategic initiatives. Longer term, we are confident in our ability to achieve sustainable growth and deliver even greater value to our patients, partners and other key stakeholders.”

Reaffirmed Outlook for Fiscal Year 2023
TOI uses Adjusted EBITDA, a non-GAAP metric, as an additional tool to assess its operational performance. See "Financial Information: Non-GAAP Financial Measures" below. In reliance on the unreasonable efforts exception for forward-looking information provided under Regulation S-K, TOI is not reasonably able to provide a quantitative reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, without unreasonable efforts due to uncertainties regarding taxes, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized (gains) losses on investments, practice acquisition-related costs, consulting and legal fees, transaction costs and other non-cash items. The variability of these items could have an unpredictable, and potentially significant, impact on TOI’s future GAAP financial results. TOI expects interest expense in the range of $4 million to $5 million, other adjustment add backs in the range of $2 million to $4 million, and depreciation and amortization in the range of $4 million to $6 million. TOI is not adding back new clinic startup or acquisition costs for this non-GAAP metric.

2023 Guidance - Reaffirmed
Revenue	$290 to $320 million, representing approximately 15% to 27% growth over 2022 revenue
Gross Profit	$60 to $70 million
Adjusted EBITDA	$(25) to $(28) million
Value-based lives(1)	1.75 million to 2.0 million lives
(1)     Represents lives under capitation contracts.

TOI's achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in its filings with the U.S. Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of TOI's acquisitions, dispositions or financings during 2023. TOI's outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.
Second Quarter 2023 Results (for the three months ended June 30, 2023)

Consolidated revenue for Q2 2023 was $80 million, an increase of 31.7% compared to Q2 2022, and a 5.3% increase compared to Q1 2023.
Revenue for patient services was $53 million, up 36.6% compared to Q2 2022. Growth in patient services revenue was driven by an increase in fee-for-service ("FFS") revenue due to practice acquisitions and an overall increase in clinic count. Dispensary revenue increased 24.6% compared to Q2 2022 due to an increase in the number of filled prescriptions, offset by a slight decrease in the average revenue per filled prescription. Clinical trials & other revenue increased by 0.5% compared to Q2 2022 primarily due to an increase in California Proposition 56 revenue and TOI Clinical Research revenue.
Gross profit in Q2 2023 was $15 million, an increase of 35.7% compared to Q2 2022. The increase was primarily driven by improved cost management of oral and IV drugs and enhanced rebate opportunities. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.
Selling, general and administrative ("SG&A") expenses in Q2 2023 were $29 million or 35.8% of revenue, compared with $28 million, or 46.5% of revenue, in Q2 2022. During Q2 2023, share-based compensation expense was $4 million. The remainder of the increase in SG&A expenses was due to headcount and other costs associated with operating as a public company and supporting revenue growth and expansion into new markets.
Net loss for Q2 2023 was $16.9 million, an increase of $11 million in net loss compared to Q2 2022 primarily due to a $10.8 million decrease in the change in fair value of earnout liabilities. Adjusted EBITDA was $(6.9) million in Q2 2023 and Q2 2022.
First Half 2023 Results (for the six months ended June 30, 2023)
Consolidated revenue for the first half of 2023 was $156 million, an increase of 34.7% compared to the first half of 2022.
Revenue for patient services the first half of 2023 was $104 million, up 39.8% compared to the first half of 2022. Growth in patient services revenue was driven by an increase in FFS revenue due to practice acquisitions and an overall increase in clinic count. Dispensary revenue increased 27.1% compared to the first half of 2022 due to an increase in the number of filled prescriptions, offset by a slight decrease in the average revenue per filled prescription. Clinical trials & other revenue increased by 8.7% compared to the first half of 2022 primarily due to an increase in California Proposition 56 revenue and TOI Clinical Research revenue.

Gross profit in the first half of 2023 was $29 million, an increase of 24.5% compared to the first half of 2022. The increase was primarily driven by improved cost management of oral and IV drugs and enhanced rebate opportunities. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.

SG&A expenses in the first half of 2023 were $58 million or 36.8% of revenue, compared with $58 million, or 50.1% of revenue, in the first half of 2022. During the first half of 2023, share-based compensation expense was $9 million compared to $15 million for the same period of 2022.

Net loss for the first half of 2023 was $47 million, a decrease of $61 million in income compared to the first half of 2022 primarily due to a $46 million decrease in the change in fair value of earnout liabilities, as well as a goodwill impairment charge of $17 million in the first half of 2023 that did not occur in the same period of 2022. Adjusted EBITDA was $(14) million, a decrease of $2 million compared to the first half of 2022.

Webcast and Conference Call
TOI will host a conference call and webcast on Tuesday, August 8, 2023 at 5:00 p.m. (Eastern Time) to discuss second quarter results.

The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13739395. The replay will be available until August 15, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.
About The Oncology Institute, Inc.
Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.8 million patients including clinical trials, transfusions, and other services traditionally associated with the most advanced care delivery organizations. With 100+ employed clinicians and more than 700 teammates in over 67 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.
Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2023 outlook discussed herein, the outcome of judicial and administrative proceedings to which TOI may become a party or governmental investigations to which TOI may become subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet, or to cure any deficiency with respect to, stock exchange listing standards; the impact of COVID-19 on TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023 and any subsequent Current Reports on Form 8-K. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Financial Information; Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational performance and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.
TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, net interest expense, income taxes, non-cash addbacks, share-based compensation, goodwill impairment charges, changes in fair value of liabilities, unrealized gains or losses on investments and other adjustments to add-back the following: consulting and legal fees related to acquisitions, deferred consideration payment for practice acquisition, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temporary labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net (loss) income, the most comparable GAAP metric, is set forth below.

Adjusted EBITDA Reconciliation
	Three Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Net (loss) income	$(16,897)	$(5,453)	$(11,444)	209.9%
Depreciation and amortization	1,329	1,098	231	21.0%
Interest expense, net	1,638	61	1,577	2,585.2%
Income tax expense (benefit)	99	(32)	131	(409.4)%
Non-cash addbacks(1)	24	108	(84)	(77.8)%
Share-based compensation	4,107	6,514	(2,407)	(37.0)%
Changes in fair value of liabilities	(135)	(12,865)	12,730	(99.0)%
Unrealized (gains) losses on investments	267	—	267	N/A
Practice acquisition-related costs(2)	55	111	(56)	(50.5)%
Post-combination compensation expense(3)	581	—	581	N/A
Consulting and legal fees(4)	929	1,144	(215)	(18.8)%
Infrastructure and workforce costs(5)	1,042	1,634	(592)	(36.2)%
Transaction costs(6)	20	750	(730)	(97.3)%
Adjusted EBITDA	$(6,941)	$(6,930)	$(11)	0.2%
(1)    During the three months ended June 30, 2023, non-cash addbacks were primarily comprised of non-cash rent of $27 and net reversal of bad debt recovery of $2. During the three months ended June 30, 2022, non-cash addbacks were primarily comprised of reversals of bad debt recoveries of $105 and non-cash rent of $3.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees, and related to certain advisory projects during the three months ended June 30, 2023. During the three months ended June 30, 2022, these fees related to advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.

(5)    Infrastructure and workforce costs were comprised of recruiting expenses to build out corporate infrastructure of $430 and $1,207, software implementation fees of $22 and $31, severance expenses resulting from cost rationalization programs of $250 and $67, and temporary labor of $339 and $329 during the three months ended June 30, 2023 and 2022, respectively.
(6)    Transaction costs incurred during the three months ended June 30, 2022 were comprised of consulting, legal, administrative and regulatory fees associated with the Business Combination.

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Net (loss) income	$(46,895)	$13,833	$(60,728)	(439.0)%
Depreciation and amortization	2,598	2,085	513	24.6%
Interest expense, net	3,081	135	2,946	2,182.2%
Income tax expense (benefit)	143	148	(5)	(3.4)%
Non-cash addbacks(1)	165	305	(140)	(45.9)%
Share-based compensation	9,072	15,067	(5,995)	(39.8)%
Goodwill impairment charges	16,867	—	16,867	N/A
Changes in fair value of liabilities	(4,348)	(50,844)	46,496	(91.4)%
Unrealized (gains) losses on investments	124	—	124	N/A
Practice acquisition-related costs(2)	71	533	(462)	(86.7)%
Post-combination compensation expense(3)	1,163	—	1,163	N/A
Consulting and legal fees(4)	1,514	1,799	(285)	(15.8)%
Infrastructure and workforce costs(5)	2,116	2,587	(471)	(18.2)%
Transaction costs(6)	28	2,194	(2,166)	(98.7)%
Adjusted EBITDA	$(14,301)	$(12,158)	$(2,143)	17.6%
(1)    During the six months ended June 30, 2023, non-cash addbacks were primarily comprised of non-cash rent of $167 and net reversal of bad debt recovery of $1. During the six months ended June 30, 2022, non-cash addbacks were primarily comprised of net credit losses of $259 and non-cash rent of $32.
(2)    Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)    Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)    Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees, and related to certain advisory projects during the six months ended June 30, 2023. During the six months ended June 30, 2022, these fees related to advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(5)    Infrastructure and workforce costs were comprised of recruiting expenses to build out corporate infrastructure of $892 and $1,631, software implementation fees of $52 and $57, severance expenses resulting from cost rationalization programs of $265 and $85, and temporary labor of $907 and $814 during the six months ended June 30, 2023 and 2022, respectively.
(6)    Transaction costs incurred during the six months ended June 30, 2022 were comprised of consulting, legal, administrative and regulatory fees associated with the Business Combination.

Key Business Metrics
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Clinics (1)	81	69	81	69
Markets	15	13	15	13
Lives under value-based contracts (millions)	1.8	1.7	1.8	1.7
Net (loss) income	$(16,897)	$(5,453)	$(46,895)	$13,833
Adjusted EBITDA (in thousands)	$(6,941)	$(6,930)	$(14,301)	$(12,158)
(1)    Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Consolidated Balance Sheets (Unaudited)
(in thousands except share data)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$28,892	$14,010
Marketable securities	10,291	59,796
Accounts receivable, net	46,394	39,816
Other receivables	499	617
Inventories, net	12,168	9,261
Prepaid expenses	5,827	6,918
Total current assets	104,071	130,418
Non-current investments	58,944	58,354
Property and equipment, net	10,772	8,547
Operating right of use assets	29,041	24,494
Intangible assets, net	19,344	17,957
Goodwill	7,230	21,418
Other assets	557	477
Total assets	$229,959	$261,665
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,123	$9,372
Current portion of operating lease liabilities	6,001	5,498
Income taxes payable	256	255
Accrued expenses and other current liabilities	14,126	14,595
Total current liabilities	33,506	29,720
Operating lease liabilities	26,647	22,060
Derivative warrant liabilities	89	350
Derivative earnout liabilities	34	803
Conversion option derivative liabilities	642	3,960
Long-term debt, net of unamortized debt issuance costs	83,688	80,621
Other non-current liabilities	553	868
Deferred income taxes liability	78	108
Total liabilities	145,237	138,490
Stockholders’ equity:
Common Stock, $0.0001 par value, authorized 500,000,000 shares; 74,548,216 shares issued and 72,955,088 shares outstanding at June 30, 2023 and 73,265,621 shares issued and outstanding at December 31, 2022	7	7
Series A Convertible Preferred Stock, $0.0001 par value, authorized 10,000,000 shares; 165,045 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	195,586	186,250
Treasury Stock, 1,593,128 and 0 shares at June 30, 2023 and December 31, 2022	(894)	—
Accumulated deficit	(109,977)	(63,082)
Total stockholders’ equity	84,722	123,175
Total liabilities and stockholders’ equity	$229,959	$261,665

Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Patient services	$53,426	$39,109	$103,699	$74,166
Dispensary	25,196	20,218	49,436	38,897
Clinical trials & other	1,602	1,594	3,281	3,019
Total operating revenue	80,224	60,921	156,416	116,082
Operating expenses
Direct costs – patient services	44,878	32,875	87,692	60,253
Direct costs – dispensary	20,111	16,754	39,256	32,078
Direct costs – clinical trials & other	118	150	252	287
Goodwill impairment charges	—	—	16,867	—
Selling, general and administrative expense	28,726	28,348	57,556	58,154
Depreciation and amortization	1,329	1,098	2,598	2,085
Total operating expenses	95,162	79,225	204,221	152,857
Loss from operations	(14,938)	(18,304)	(47,805)	(36,775)
Other non-operating expense (income)
Interest expense	2,672	61	5,322	135
Interest income	(1,034)	—	(2,241)	—
Change in fair value of derivative warrant liabilities	(118)	(2,065)	(261)	(604)
Change in fair value of earnout liabilities	(17)	(10,800)	(769)	(50,240)
Change in fair value of conversion option derivative liabilities	—	—	(3,318)	—
Gain on loan forgiveness	—	—	—	(183)
Other, net	357	(15)	214	136
Total other non-operating income (loss)	1,860	(12,819)	(1,053)	(50,756)
(Loss) income before provision for income taxes	(16,798)	(5,485)	(46,752)	13,981
Income tax expense	(99)	32	(143)	(148)
Net income (loss)	$(16,897)	$(5,453)	$(46,895)	$13,833
Net income (loss) per share attributable to common stockholders:
Basic	$(0.19)	$(0.06)	$(0.52)	$0.15
Diluted	$(0.19)	$(0.06)	$(0.52)	$0.15
Weighted-average number of shares outstanding:
Basic	74,119,910	72,996,836	73,786,374	73,123,895
Diluted	74,119,910	72,996,836	73,786,374	76,106,201

Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(46,895)	$13,833
Adjustments to reconcile net (loss) income to cash and cash equivalents used in operating activities:
Depreciation and amortization	2,598	2,085
Amortization of debt issuance costs	3,067	—
Goodwill impairment charges	16,867	—
Share-based compensation	9,072	15,067
Change in fair value of liability classified warrants	(261)	(604)
Change in fair value of liability classified earnouts	(769)	(50,240)
Change in fair value of liability classified conversion option derivatives	(3,318)	—
Realized loss on sale of investments	11	—
Unrealized loss on investments	113	—
Accretion of discount on investment securities	(1,589)	—
Deferred taxes	(30)	131
Gain on loan forgiveness	—	(183)
Credit losses	(2)	259
Loss on disposal of property and equipment	—	14
Changes in operating assets and liabilities:
Accounts receivable	(6,576)	(9,200)
Inventories	(2,907)	(1,733)
Other receivables	118	815
Prepaid expenses	1,091	1,152
Operating lease right-of-use assets	3,125	2,191
Other assets	(80)	(86)
Accrued expenses and other current liabilities	1,350	2,562
Income taxes payable	1	—
Accounts payable	3,751	(1,658)
Current and long-term operating lease liabilities	(2,529)	(1,767)
Other non-current liabilities	(320)	2
Net cash and cash equivalents used in operating activities	(24,112)	(27,360)
Cash flows from investing activities:
Purchases of property and equipment	(2,776)	(2,344)
Cash paid for practice acquisitions	(4,300)	(8,920)
Purchases of marketable securities/investments	(9,747)	—
Sales of marketable securities/investments	60,127	—
Net cash and cash equivalents provided by (used in) investing activities	43,304	(11,264)
Cash flows from financing activities:
Payments made for financing of insurance payments	(2,576)	(2,481)
Payment of deferred consideration liability for acquisition	(759)	(759)
Principal payments on financing leases	(81)	(26)
Common stock repurchase from related party	(894)	(9,000)
Common stock issued for options exercised	—	337
Taxes for common stock net settled	—	(413)
Net cash, cash equivalents, and restricted cash used in financing activities	(4,310)	(12,342)
Net increase (decrease) in cash and cash equivalents	14,882	(50,966)
Cash and cash equivalents at beginning of period	14,010	115,174
Cash and cash equivalents at end of period	$28,892	$64,208

Contacts
Media
The Oncology Institute, Inc.
Daniel Virnich, MD
danielvirnich@theoncologyinstitute.com
(562) 735-3226 x 81125

Revive
Michael Petrone
mpetrone@reviveagency.com
(615) 760-4542
Investors
Solebury Strategic Communications
investors@theoncologyinstitute.com